                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 1)/1/


                     California Coastal Communities, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $0.05 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   500434303
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 July 1, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  Rule 13d-1(b)
           -----

             X    Rule 13d-1(c)
           -----

                  Rule 13d-1(d)
           -----

------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                      ------------------------
CUSIP No. 500434303                                   Page 2 of 11 Pages
                                                      ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Lone Star Securities Fund, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               785,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               785,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           785,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)             7.8%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                        OO
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           LSOF Investments, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [x]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               785,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               785,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           785,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)             7.8%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                        OO
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      ------------------------
CUSIP No. 500434303                                   Page 4 of 11 Pages
                                                      ------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Lone Star Securities Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Bermuda

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               785,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               785,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            785,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     7.8%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                        OO
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      ------------------------
CUSIP No. 500434303                                   Page 5 of 11 Pages
                                                      ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Lone Star Opportunity Fund, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                785,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                785,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            785,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     7.8%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                       PN
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      ------------------------
CUSIP No. 500434303                                   Page 6 of 11 Pages
                                                      ------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Hudson Advisors, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    -0-
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    785,100

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    -0-
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    785,100

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9       785,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      7.8%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                     OO
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      ------------------------
                                 SCHEDULE 13G         Page 7 of 11 Pages
                                                      ------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         LSS Management, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    -0-
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    -0-

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    -0-
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9       -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
11


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*                    IA; CO
12


------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                               ---------------------------------
CUSIP No. 500434303                            Page 8 of 11 Pages
                                               ---------------------------------

     This statement, which is being filed by Lone Star Securities Fund, L.L.C. ("LS Securities"), LSOF Investments, LLC ("LSOF"), Lone Star Securities Limited ("LSSL"), Lone Star Opportunity Fund, L.P. ("Lone Star"), Hudson Advisors, L.L.C. ("Hudson") and LSS Management, Inc. ("LSS Management"), constitutes Amendment No. 1 to the Schedule 13G originally filed with the Securities and Exchange Commission on October 21, 1998 (the "Schedule 13G"). The Schedule 13G relates to the Common Stock, par value $0.05 per share (the "Common Stock"), of California Coastal Communities, Inc., a Delaware corporation (the "Company").

Item 1(b).    Address of Issuer's Principal Executive Offices:

              6 Executive Circle
              Suite 250
              Irvine, California 92614

Items 2(a)    Name of Person Filing; Address of Principal Business Office or, if
and 2(b).     None, Residence:

              Items 2(a) and 2(b) of the Schedule 13G are hereby amended to add the following:

                         LSOF Investments, LLC
                         600 North Pearl Street
                         Suite 1550
                         Dallas, Texas 75201

                         Lone Star Securities Limited
                         Gibbons Building
                         Suite 102
                         10 Queen Street
                         Hamilton HM 11, Bermuda

                         Hudson Advisors, L.L.C.
                         600 North Pearl Street
                         Suite 1500
                         Dallas, Texas  75201

Item 2(c).    Citizenship:

              Item 2(c) of the Schedule 13G is hereby amended to add the following:

              LSOF Investments, LLC is a limited liability company organized

                                               ---------------------------------
CUSIP No. 500434303                            Page 9 of 11 Pages
                                               ---------------------------------

                under the laws of the State of Delaware.

                Lone Star Securities Limited is an exempted limited liability company organized under the laws of Bermuda.

                Hudson Advisors, L.L.C. is a limited liability company organized under the laws of the State of Texas.

Item 4(a)-(c).  Ownership.

                Items 4(a) through 4(c) of the Schedule 13G are hereby amended to add the following:

                Hudson is the asset manager of LS Securities pursuant to an Asset Management Agreement. LSS Management, which was the investment manager of LS Securities at the time of filing of the
                Schedule 13G, has ceased to be the investment manager of LS Securities and accordingly disclaims beneficial ownership of the Common Stock.

                As of the date hereof, the Reporting Persons beneficially own 785,100 shares of the Common Stock, representing 7.8% of the outstanding shares of Common Stock, based on 10,058,589 shares of Common Stock outstanding as of March 1, 2000.

                                               ---------------------------------
                                               Page 10 of 11 Pages
                                               ---------------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 24, 2000

                              LONE STAR SECURITIES FUND, L.L.C.

                              By:  LSOF Investments, LLC
                                   Managing Member

                              By:  Lone Star Securities Limited
                                   Sole Member

                              By:  Lone Star Opportunity Fund, L.P.
                                   Sole Stockholder

                              By:  Lone Star Partners, L.P.
                                   General Partner

                              By:  Lone Star Management Co., Ltd.
                                   General Partner


                                   By: /s/ J.D. Dell
                                       ------------------------------------
                                       J.D. Dell, Vice President


                              LSOF INVESTMENTS, LLC

                              By:  Lone Star Securities Limited
                                   Sole Member

                              By:  Lone Star Opportunity Fund, L.P.
                                   Sole Stockholder

                              By:  Lone Star Partners, L.P.
                                   General Partner

                              By:  Lone Star Management Co., Ltd.
                                   General Partner

                                   By: /s/ J.D. Dell
                                       ------------------------------------
                                       J.D. Dell, Vice President

                                               ---------------------------------
                                               Page 11 of 11 Pages
                                               ---------------------------------

                              LONE STAR SECURITIES LIMITED

                              By:  Lone Star Opportunity Fund, L.P.
                                   Sole Stockholder

                              By:  Lone Star Partners, L.P.
                                   General Partner

                              By:  Lone Star Management Co., Ltd.
                                   General Partner

                                   By: /s/ J.D. Dell
                                       ------------------------------------
                                       J.D. Dell, Vice President


                              LONE STAR OPPORTUNITY FUND, L.P.

                              By:  Lone Star Partners, L.P.
                                   General Partner

                              By:  Lone Star Management Co. Ltd.
                                   General Partner

                                   By: /s/ J.D. Dell
                                       ------------------------------------
                                       J.D. Dell, Vice President


                              HUDSON ADVISORS, L.L.C.

                              By: /s/ Robert J. Corcoran
                                  -----------------------------------------
                                  Robert J. Corcoran, President


                              LSS MANAGEMENT, INC.

                              By: /s/ J.D. Dell
                                  -----------------------------------------
                                  J.D. Dell, Vice President